UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 14, 2005

Penn Treaty American Corporation
(Exact name of registrant as specified in charter)

Pennsylvania	001-14681	23-1664166
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3440 Lehigh Street, Allentown, Pennsylvania 18103
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (610) 965-2222

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[     ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[     ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[     ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[     ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02   Results of Operations and Financial Condition.

On April 14, 2005, Penn Treaty American Corporation (the “Company”) announced its results of operations for the quarter and year ended December 31, 2004. The Company issued a press release, dated April 14, 2005, which is furnished as an exhibit hereto and incorporated by reference herein.

The press release referred to fully converted book value, which is a non-GAAP financial measure. The press release included a reconciliation of fully converted book value to GAAP book value. The Company believes that the presentation and discussion of this non-GAAP financial measure, which is consistent with past disclosure, in conjunction with disclosure of all reconciling items, provides a better understanding of the Company’s current value in light of future items which the Company believes are likely to be significantly dilutive to current shareholders.

In addition the press release referred to net income from core operations, which is also a non-GAAP financial measure. The press release included a reconciliation of diluted net income from core operations to GAAP net loss. Net income from core operations excluded a charge for impairment of goodwill. Management believes that this item is not reasonably likely to recur in the next two years. The Company also excluded a charge for litigation expense. The Company has not had any other material litigation charges in the recent past and believes that a material litigation charge is not likely to recur in the next two years. Because these items are not reasonably likely to recur, management believes it is better for investors to understand the Company’s results both including and excluding these items. The Company has also historically disclosed the impact on net income (loss) of any gains or losses on its notional experience due from its reinsurer. The notional experience account is subject to significant volatility based on interest rate movements. Because the notional experience account has an embedded derivative component these gains and losses are recorded through the Company’s income statement. Management believes it is important for investors to know what our results would be both with and without the gains or losses on the notional experience account. The Company also believes it is better to exclude the gains and losses from the notional experience account because all earnings guidance given by the Company excludes such gains and losses.

The Company held an investor conference call on April 14, 2005. The Company disclosed on the call that annualized issued premium in the first quarter of 2005 was $4.6 million. In addition the Company disclosed that the balance in the notional experience account was $901 million on the call in response to a conference call participant’s question.

The Company also reiterated its earnings guidance for 2005. In doing so, it stated that such guidance was applicable to earnings from core operations, which excludes any impact from gains or losses on the notional experience account.

The information in this Form 8-K, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

Item 2.06   Material Impairments.

In connection with the preparation, review and audit of the Company’s financial statements for the year ended December 31, 2004 to be included in the Company’s Annual Report on Form 10-K, management performed its impairment test of the Company’s goodwill asset from the purchase of its two agency subsidiaries, United Insurance Group Agency, Inc. and Network Insurance Senior Health Division, which were purchased in 1999 and 2000, respectively. Based on this evaluation, on March 29, 2005, management concluded that the value of this goodwill asset should be impaired. The Company reduced the growth rate assumption for new sales in its valuation due to both declining sales at the agencies and in the long-term care industry. As a result, the Company recorded a non-cash impairment charge of $12.5 million, net of taxes. This charge was recorded on a GAAP-only basis, and had no effect on the Company’s statutory capital. The Company does not believe that the impairment charge will result in any future cash expenditures

Item 9.01   Financial Statements and Exhibits.

(c)     Exhibits.

Number	Description

99.1	Press Release issued on April 14, 2005.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENN TREATY AMERICAN CORPORATION

April 20, 2005	By: /s/ Mark Cloutier
Name: Mark Cloutier Title: Senior Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Number	Description

99.1	Press Release issued on April 14, 2005.